Exhibit 99.1

Alamar Biosciences Reports Third Quarter 2026 Financial Results and Raises 2026 Revenue Guidance

FREMONT, Calif. Nov. 03, 2026 (GLOBE NEWSWIRE) -- Alamar Biosciences, Inc. (Nasdaq: ALMR), a leader in precision proteomics dedicated to enabling the earliest detection of disease, today reported financial results for the quarter ended September 30, 2026.

Recent Highlights

•
Generated $33.5 million of total revenue for the third quarter of 2026, an increase of 68% as compared to the corresponding period of 2025
•
Selected by UK Biobank to profile 80,000 samples for study targeting earlier detection, prevention and treatment of Parkinson’s disease, Alzheimer’s disease and other neurodegenerative conditions
•
Launched a strategic scientific collaboration with GSK for large-scale 60,000-sample study to advance precision medicine across respiratory, liver, kidney, neurological and autoimmune conditions
•
Announced publication of first longitudinal treatment response for Alzheimer’s disease using NULISA platform published in Lancet Neurology
•
Raising full-year 2026 revenue guidance to $121 million to $123 million, representing growth of 64% at the midpoint of the range as compared to 2025

“Our third quarter results reflect continued strong demand for our platform, with revenue up 68% and biopharma customers accounting for the largest portion of our revenue for the first time,” said Yuling Luo, PhD, founder, CEO, and chair of Alamar Biosciences. “Our selection by UK Biobank and new collaboration with GSK show that leading institutions and drug developers are choosing NULISA to reach the low-abundance proteome at scale.”

Third Quarter 2026 Financial Results

Revenue was $33.5 million for the third quarter of 2026, a 68% increase from $19.9 million for the corresponding prior-year period. Instrument revenue grew 50% to $8.5 million, from $5.7 million for the corresponding prior-year period, driven primarily by continued growth in new instrument placements. Consumable revenue grew 79% to $17.8 million, from $10.0 million for the corresponding prior-year period, driven primarily by strong demand for multiplex panels. Services and other revenue grew 69% to $7.2 million, from $4.3 million for the corresponding prior-year period, driven primarily by strong demand for custom assay development services.

Gross margin was 61.5% for the third quarter of 2026, as compared to 59.7% for the corresponding prior-year period. The increase in gross margin was primarily driven by lower instrument costs, higher average selling prices for consumables, improved margins on services, and a favorable shift in product mix.

Operating expenses were $35.8 million for the third quarter of 2026, an 81% increase from $19.8 million for the corresponding prior-year period. The year-over-year increase in operating expenses was primarily related to planned investments in headcount, infrastructure and R&D supplies as well as incremental public company costs.

Operating loss was $15.1 million for the third quarter of 2026, as compared to an operating loss of $7.9 million for the corresponding prior-year period. This includes $3.9 million of stock-based compensation for the third quarter of 2026, as compared to $0.7 million for the third quarter of 2025.

Net loss was $13.3 million for the third quarter of 2026 compared to an $8.0 million net loss in the corresponding prior-year period.

Cash, cash equivalents, short-term investments and restricted cash were $231.5 million as of September 30, 2026.

2026 Guidance

Alamar Biosciences now expects full year 2026 revenue to be in the range of $121 to $123 million, representing growth of 64% at the midpoint of the range compared to full year 2025. This compares to its previous expectations of $116 to $120 million for full year 2026.

President Tod White to Retire at Year-End

Tod White, president, will retire from Alamar at the end of 2026, after which he will continue to serve as an advisor to the company through June 2027. Mr. White joined Alamar as chief financial officer and chief business officer in March of 2021 and was promoted to president in October 2025. During his tenure, he led Alamar’s financial organization, scaled its operations, established numerous collaborations and partnerships, and helped guide the company through its initial public offering.

“Tod has been an outstanding partner and leader during a pivotal period for Alamar,” said Yuling Luo, PhD, founder, CEO and chair of Alamar Biosciences. “He helped build the foundation that is driving our growth today, managed multiple rounds of fundraising, and leaves the company well-positioned for its next phase. On behalf of our board and the entire team, I thank Tod for his many contributions and wish him the very best in his retirement.”

“It has been a privilege to work alongside this exceptional team,” said Mr. White. “Their talent, dedication, and belief in what precision proteomics can do to improve human health have driven everything we have accomplished. Alamar is well positioned to lead the next era of proteomics, and I have never been more confident in the company’s future.”

Webcast Information

Alamar Biosciences will host a conference call to discuss the third quarter 2026 financial results after market close on Tuesday, November 3, 2026 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at https://investors.alamarbio.com/.

About Alamar Biosciences, Inc.

Alamar is a commercial-stage proteomics company establishing a gold standard in protein detection and analysis. Leveraging our proprietary NULISA™ technology and the ARGO™ HT System, our platform is designed to detect protein biomarkers at extremely low concentrations in blood with ultra-high sensitivity, high specificity, flexible multiplexing, broad dynamic range and seamless automation. We refer to this combination of features as “precision proteomics,” and believe it fills a critical gap in the field of advanced proteomics, helping researchers unlock the full spectrum of protein biomarkers across disease states. Learn more at alamarbio.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "aims," "anticipates," "believes," "could," "estimates," "expects," "forecasts," "intends," "may," "plans," "possible," "potential," "seeks," "will" and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding Alamar Biosciences’ future plans and prospects, its ability to accelerate adoption of its platform and establish a new gold standard in protein detection and analysis, anticipated timing and content regarding full-year 2026 guidance, and Alamar Biosciences’ ability to grow its business. Any forward-looking statements in this press release are based on Alamar Biosciences’ current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed or implied in Alamar Biosciences’ forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to intense competition in the proteomics market, exposure to legal proceedings, regulatory inquiries and other legal matters, failure to develop new assays or instruments, dependence on researchers who rely heavily on government funding, reductions in spending by research and academic institutions, the potential for products to be subject to more onerous regulation by the FDA or other regulatory requirements, the complexity of manufacturing Alamar Biosciences’ instruments and consumables, failure to obtain marketing authorizations for future products that are intended for clinical or diagnostic use, Alamar Biosciences’ ability to protect its intellectual property and other risks and uncertainties described in Alamar Biosciences’ filings with the Securities and Exchange Commission (SEC), including those described from time to time under the caption “Risk Factors” and elsewhere in Alamar Biosciences’ filings with the SEC, including its Quarterly Report on Form 10-Q filed with the SEC, on August 11, 2026. Alamar Biosciences explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investor contact:

investors@alamarbio.com

Media contact:

media@alamarbio.com

Alamar Biosciences, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Product revenue	$26,300	$15,628	$70,910	$36,837
Service and other revenue	7,245	4,285	18,097	12,329
Total revenue(1)	33,545	19,913	89,007	49,166
Cost of revenue:
Cost of product revenue(2)	10,879	6,495	30,547	18,355
Cost of service and other revenue(2)	2,022	1,521	5,641	3,944
Total cost of revenue	12,901	8,016	36,188	22,299
Gross profit	20,644	11,897	52,819	26,867
Operating expenses:
Research and development(2)	16,167	10,206	43,001	27,403
Selling, general and administrative(2)	19,616	9,576	50,836	23,821
Total operating expenses	35,783	19,782	93,837	51,224
Loss from operations	(15,139)	(7,885)	(41,018)	(24,357)
Interest income, net	2,169	410	4,583	1,826
Interest expense	(153)	(85)	(600)	(179)
Loss on remeasurement of convertible notes	-	—	(9,971)	—
Other (expense) income, net	(125)	(1)	(395)	467
Net loss before income tax	(13,248)	(7,561)	(47,401)	(22,243)
Provision for income taxes	94	440	465	440
Net loss	$(13,342)	$(8,001)	$(47,866)	$(22,683)
Net loss per share, basic and diluted	$(0.19)	$(0.69)	$(1.02)	$(1.99)
Weighted-average common shares outstanding, basic and diluted	69,106,367	11,599,353	46,884,564	11,423,840

(1)
The following table represents revenue by source for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Instruments	$8,468	$5,652	$23,637	$15,571
Consumables	17,832	9,976	47,273	21,266
Services	7,245	4,285	18,097	12,079
Other revenue	—	—	—	250
Total	$33,545	$19,913	$89,007	$49,166

(2)
Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Cost of product revenue	$64	$7	$123	$22
Cost of service and other revenue	66	14	146	39
Research and development	991	240	2,221	731
Selling, general and administrative	2,795	444	6,173	1,212
Total stock-based compensation expense	$3,916	$705	$8,663	$2,004

Alamar Biosciences, Inc.

Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30, 2026	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$121,532	$30,002
Short-term investments	105,053	—
Accounts receivable	21,611	12,753
Inventory	54,133	38,482
Prepaid expenses and other current assets	15,359	13,468
Total current assets	317,688	94,705
Restricted cash	4,907	4,907
Property and equipment, net	15,244	10,498
Operating lease right-of-use assets	36,236	26,130
Capitalized software, net	1,443	1,988
Other assets—noncurrent	2,509	1,764
Total assets	$378,027	$139,992
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$16,549	$5,872
Accrued and other current liabilities	14,450	15,759
Short-term operating lease liabilities	2,483	2,099
Total current liabilities	33,482	23,730
Long-term operating lease liabilities	39,867	29,564
Warrant liabilities	—	247
Term debt	—	9,810
Other noncurrent liabilities	974	599
Total liabilities	74,323	63,950
Convertible preferred stock	—	234,996
Stockholders’ equity (deficit)
Founders preferred stock	—	—
Common stock	7	1
Additional paid-in capital	520,511	9,892
Accumulated other comprehensive loss	(173)	(72)
Accumulated deficit	(216,641)	(168,775)
Total stockholders’ equity (deficit)	303,704	(158,954)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$378,027	$139,992